Exhibit 10.55

Amended and Restated Executive

Compensation Plan

February 22, 2012

ADA-ES, Inc.

Table of Contents

A. EXECUTIVE APPLICABILITY & ELIGIBILITY	3

B. COMPENSATION PHILOSOPHY	3

C. ELEMENTS OF EXECUTIVE PAY	4
Base Salary (Cash)	4
Short and Long Term Incentives	4
Equity Awards	5
Severance Pay	5
Recapture of Incentives	5
Executive Stock Ownership	5

D. PROFIT SHARING POOL	6

E. INTERRUPTION OF EMPLOYMENT	6
Retirement, Disability, Leave of Absence and Death	6
Termination	6

F. CHANGE IN CONTROL	7

G. PLAN DURATION, CHANGES & OTHER	8

H. APPENDIX	9
Amended and Restated Executive Compensation Plan Acknowledgement Receipt and Beneficiary Form	9

ADA-ES, Inc.

A. EXECUTIVE APPLICABILITY & ELIGIBILITY

This Amended and Restated Executive Compensation Plan (“Plan”) applies to the Executive Team as designated by the Compensation Committee of the Board of Directors (“Board”) at any given time.

Executives become eligible to participate in this Plan after completing 12 months of continuous service with ADA-ES, Inc. (“ADA-ES” or the “Company”).

B. COMPENSATION PHILOSOPHY

The ADA-ES compensation philosophy is designed to support achievement of our Company strategies and goals, thereby creating long-term value for our shareholders and customers and ensuring our ability to recruit and retain highly qualified executive employees.

Our Plan will:

•	Employ a process that fully complies with all legal, regulatory and disclosure requirements,

•	Support our Company’s vision, mission, strategy, and values in the long-term best interests of our shareholders,

•	Require Board approval of the philosophy underlying executive compensation and periodic reports on the program’s adherence to these guidelines,

•

Vest in the Compensation Committee responsibility for oversight, implementation and administration of executive compensation and benefits, including the establishment of appropriate measures of materiality which determine those matters that are subject to committee review and approval,

•

Ensure that members of the Compensation Committee, together with their legal counsel and consultants, are independent and do not have a conflict of interest relative to the executive or compensation being reviewed or any related products/services being utilized or considered,

•	Attract and retain the best executive talent and a highly qualified diverse workforce within a non-discriminatory, merit-based compensation program,

•

Utilize external compensation data to benchmark comparable positions in similar industries and companies within our geographical region as one key factor in establishing the competitiveness of our executive salaries, incentives and benefits,

•	Provide internal equity and fairness by considering differences among executive-level job qualification/skill requirements, responsibility/ accountability, value creation and performance,

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ADA-ES, Inc.

•	Give flexibility to the Compensation Committee to make compensation decisions adaptable to changing business conditions and within budgetary guidelines,

•	Encourage competency-building by linking career development, performance management and compensation rewards,

•	Achieve a performance-driven leadership culture that generates growth, profitability and long-term shareholder value,

•	Provide clear prioritization, focus and measurement on strategic and operational goals with a meaningful link to rewards,

•	Recognize and reward individual and executive-group leadership, innovation, achievement, contribution and excellence,

•	Encourage recruitment, retention, and motivation of outstanding executives so that the organization can achieve its mission and objectives, and

•	Include periodic adjustments to pay ranges based on changes in the marketplace.

C. ELEMENTS OF EXECUTIVE PAY

Base Salary (Cash)

Base salary is defined as ongoing, cash compensation paid bi-weekly based on such factors as job responsibilities, external competitiveness, and the individual’s experience and performance. (See also the ADA-ES Employee Handbook.) Pay ranges will be set based on the local market for similar position, with consideration given to national rates of pay. ADA-ES will attempt to ensure middle market pay for solid performers and consider higher levels of pay for outstanding performers. ADA-ES does not intend to be a market leader in base compensation.

Short and Long Term Incentives

Annual incentives are designed to motivate the management team to achieve critical short-term goals, typically one to two years, which are expected to contribute to the long-term health and value of the organization. Incentives may be paid in cash or equity, either through options or restricted shares, as determined by the Board.

Incentive amounts will be set based on organization level and market practices. The Plan will focus on specific business objectives set at the beginning of each year. Objectives will be those quantitative metrics, such as revenue, income, or market share and other strategic business objectives, which management and the Board determine are most important to the short and long term health and value of the Company.

From time to time the Board may deem it necessary to recognize exemplary performance of any executive with a cash award or a supplemental incentive plan that may include elements of cash and/or equity remuneration. Exemplary performance will be performance that the Board determines to have required significant effort and commitment and is determined to have had a significant positive impact on the current or future performance of the Company.

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ADA-ES, Inc.

Annual incentives, if any, are approved for payment by the Compensation Committee. Depending upon progress toward achievement of the Plan goals, and in the sole discretion of the Compensation Committee, a partial payment of incentive compensation may be made in December of the Plan year. Otherwise, payments will be made during the first quarter of the following year. Incentives are subject to payroll taxes. These incentives can be deferred and can be paid to a designated beneficiary (see Section E).

Equity Awards

The use of equity payments is intended to link short term success to long term performance and decision making, and to align management and shareholder interests. Payments may be made in restricted shares or options, as determined by the Board, considering accounting and regulatory restrictions, and the financial condition of the Company.

Restricted shares, or options, awarded will increase or decrease in value based on the performance of the Company over time. Such holdings are personal investments in the Company since the awards might otherwise have been paid in cash. Executives will thereby be motivated to make decisions which are in the long term best interest of shareholders in order to preserve the initial investment and to create opportunities for growth of share value until such time as restrictions expire or options vest. Options will be awarded with provisions for accelerated vesting following outstanding performance years.

Executive Stock Ownership guidelines (discussed below) will strengthen the management—shareholder alignment. Unrestricted shares or vested options generally can only be sold after ownership requirements are satisfied and only to the extent that the remaining holdings continue to meet the ownership guidelines.

Severance Pay

There is no severance pay policy for any executive.

Recapture of Incentives

In the event of a restatement of income, any over-payments made to executives may be reclaimed either as required by applicable regulations or at the discretion of the Compensation Committee or the Board.

Executive Stock Ownership

Executives are encouraged to own a number of shares of stock equal to a value of at least one (1) times the annual base salary as a condition of continued employment with ADA-ES. Ownership will be calculated considering holdings of restricted stock, whether or not the restrictions have expired, private holdings, and shares held in retirement accounts. Holding of options also will be considered in the ownership calculation by adding the value of the spread of in-the-money options to the total value of other holdings.

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ADA-ES, Inc.

After ownership goals have been met, executives may sell unrestricted stock they have owned for a period greater than 12 months, and may exercise vested stock options and sell shares to pay for the exercise price and withholding tax to the extent provided for in the underlying stock option agreement. Any sale of stock must be in compliance with the Company’s insider trading policy or be engaged in a pre-announced program sale in compliance with federal securities laws.

Executives leaving the Company are required to hold their stock in the Company for at least 6-months after leaving the Company.

D. PROFIT SHARING POOL

Executives may also be eligible to participate in the Company’s profit sharing pool. See the current ADA-ES Profit Sharing Plan document.

E. INTERRUPTION OF EMPLOYMENT

Retirement, Disability, Leave of Absence and Death

If an executive’s employment with the Company is suspended or terminates during an incentive period because of retirement, disability or death, or if the employee takes any approved leave of absence as described in the ADA-ES Employee Handbook, the executive, or the executive’s designated beneficiary* in the case of the employee’s death, shall be entitled to a prorated incentive payment. The prorated payment shall be determined at the end of the incentive period. Such prorated award shall be determined by multiplying the incentive to which the executive would otherwise have been entitled by a fraction – the numerator of which is the number of months the executive was employed during the incentive period and the denominator of which is the total number of calendar months in the incentive period. Awards may also be deferred as requested by the executive (or the executive’s beneficiary* in the case of the employee’s death) once approved by the Compensation Committee or Board.

*	Note: The Executive must complete an Executive Compensation Plan Beneficiary Form (See Section H: Appendix.

Termination

If an executive’s employment with the Company terminates during an incentive period for any reason other than retirement, disability or death, the award for that incentive period shall be forfeited on the date of such termination. However, the Compensation Committee or the Board, in its sole discretion, may determine that the executive may be entitled to a prorated incentive payment.

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ADA-ES, Inc.

F. CHANGE IN CONTROL

Upon, or in reasonable anticipation of, a change in control of the Company:

1.	Incentive compensation awards approved by the Compensation Committee may be made for the incentive period during which the change in control occurs, and then paid immediately to a trustee on such terms as the Chief Financial Officer or his/her successor shall deem appropriate (including such terms as are appropriate to cause such payment, if possible, not to be a taxable event to the executive). Terms of disbursement may be written and provided by the Chief Financial Officer or his/her successor to the executives affected. The terms outlined enable the incentive compensation awards to be paid to executives either not later than the end of the first calendar quarter following the end of the calendar year to which the incentive compensation awards relate, or on a deferred basis in accordance with the elections of the executives affected as to the timing of the receipt of incentive compensation awards for such period.

2.	Executives who are eligible to receive an incentive compensation award for the incentive period in which a change in control occurs may be eligible to receive incentive compensation awards for the incentive plan year following the change in control.

Guidelines for determining the amount of the incentive compensation award payable to each executive will include:

•

One-half of the maximum incentive compensation award payable (reduced as deemed appropriate by the Compensation Committee or the Board) to the executive if the change in control occurs during the first six months of the calendar year; or

•

The full maximum incentive compensation award payable (reduced as deemed appropriate by the Compensation Committee or the Board) to the executive if the change in control occurs during the second six months of the calendar year.

3.	All deferred amounts may be paid immediately to a trustee on such terms as the Chief Financial Officer or his/her successor deem appropriate, including such terms as are appropriate to cause such payment, if possible, not to be a taxable event to the executive. Terms of disbursement may be written and provided to the executives affected by the Chief Financial Officer or his/her successor in order to give effect to the elections of the executives with respect to the timing of the receipt of any deferred amounts.

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ADA-ES, Inc.

G. PLAN DURATION, CHANGES & OTHER

This Plan may be revised, reviewed or terminated at the discretion of the Compensation Committee or the Board at any time without notice. Only the Compensation Committee (and if necessary the Board) has the ability to make any changes regarding the Plan.

The information in this document does not constitute a guarantee of work, job status or employment for any period of time. Employment is at will and either the executive or the Company may terminate the relationship at any time. This document is not intended to create a contract of employment express or implied.

This Plan supersedes the plan adopted on November 4, 2004.

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ADA-ES, Inc.

H. APPENDIX

Amended and Restated Executive Compensation Plan

Acknowledgement Receipt and Beneficiary Form

Executive Name:

Executive Title:

Social Security Number

I acknowledge receipt of the ADA-ES Amended and Restated Executive Compensation Plan. Related to compensation as outlined in the ADA-ES Amended and Restated Executive Compensation Plan, I designate my beneficiary(ies) as shown below:

Beneficiary Name	Relationship to Executive	Annual Incentive/ Long Term Incentive/ All	% Proceeds

Executive Signature	Date

Print Name

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